RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                           READ-RITE CORPORATION
                          a Delaware corporation


     Read-Rite Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     1. The name of the corporation is Read-Rite Corporation. Read-Rite Corporation was originally incorporated under the name Cybernex Corporation, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 12, 1985 and a Restated Certificate of Incorporation was filed on March 2, 1988, which was further amended thereafter.

     2. The restatement herein set forth has been duly approved by the Board of Directors of Read-Rite Corporation.

     3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as heretofore restated and amended, and there is no discrepancy between the Certificate of Incorporation, as heretofore restated and amended and the provisions of this Restated Certificate.

     4. The text of the Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

                                 ARTICLE I

          The name of the corporation is Read-Rite Corporation.

                                ARTICLE II

          The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at that address is The Corporation Trust Company.

                                ARTICLE III

          The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                ARTICLE IV

This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is Forty Four Million (44,000,000) shares. Forty Million (40,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock. Each share of Common and Preferred Stock shall have a par value of $0.0001.

          The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                 ARTICLE V

          Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of Directors is expressly authorized to make, repeal, alter, amend, and rescind any or all of the By-laws of the corporation.

                                ARTICLE VI

          The number of directors of this corporation shall be fixed from time to time by a by-law or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                ARTICLE VII

          Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the By-laws of this corporation shall so provide.

                               ARTICLE VIII

          Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of this corporation.

                                ARTICLE IX

          This corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                 ARTICLE X

          To the fullest extent permitted by Delaware General Corporation Law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this
ARTICLE X, nor the adoption of any provision of this Restated certificate of Incorporation inconsistent with this ARTICLE X shall eliminate or reduce the effect of this ARTICLE X in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE X would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     THE UNDERSIGNED, being the Chairman of the board of directors and the Chief Executive Officer, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 15th day of November, 1991.

Read-Rite Corporation
a Delaware Corporation



By:                                \s\Cyril J. Yansouni
                                   Cyril J. Yansouni, Chairman
                                   and Chief Executive Officer



Attest:



\s\Francis S. Currie
Francis S. Currie,
Assistant Secretary